Exhibit 99.1

Contact:            Hal S. Jones                                                                                         For Immediate Release
(703) 345-6370                                                                                       October 31, 2014

GRAHAM HOLDINGS COMPANY REPORTS
THIRD QUARTER EARNINGS
WASHINGTON – Graham Holdings Company (NYSE: GHC) today reported income from continuing operations attributable to common shares of $83.3 million ($14.32 per share) for the third quarter of 2014, compared to $54.1 million ($7.28 per share) for the third quarter of 2013. Net income attributable to common shares was $76.4 million ($13.12 per share) for the third quarter ended September 30, 2014, compared to $30.1 million ($4.05 per share) for the third quarter of last year. Net income includes $7.0 million ($1.20 per share) and $24.0 million ($3.23 per share) in losses from discontinued operations for the third quarter of 2014 and 2013, respectively. (Refer to “Discontinued Operations” discussion below.)
In connection with the Berkshire exchange transaction that closed on June 30, 2014, the Company acquired 1,620,190 shares of its Class B common stock, resulting in 22% and 7% fewer diluted shares outstanding, respectively, in the third quarter of and first nine months of 2014 versus the same periods in 2013. The reduction in diluted shares outstanding has resulted in increased diluted earnings per share amounts in 2014, compared with 2013.

The results for the third quarter of 2014 and 2013 were affected by a number of items as described in the following paragraphs. Excluding these items, income from continuing operations attributable to common shares was $50.6 million ($8.69 per share) for the third quarter of 2014, compared to $52.1 million ($7.01 per share) for the third quarter of 2013. (Refer to the Non-GAAP Financial Information schedule at the end of this release for additional details.)
Items included in the Company’s income from continuing operations for the third quarter of 2014:

•
$13.6 million in restructuring charges at the education division and early retirement program expense and related charges at the Corporate office (after-tax impact of $8.7 million, or $1.50 per share);

•	$75.2 million gain from the sale of wireless licenses at the Cable division (after-tax impact of $48.2 million, or $8.29 per share); and

•	$10.6 million in non-operating unrealized foreign currency losses (after-tax impact of $6.8 million, or $1.16 per share).
Items included in the Company’s income from continuing operations for the third quarter of 2013:

•	$4.0 million in restructuring charges at the education division (after-tax impact of $3.1 million, or $0.42 per share); and

•	$7.9 million in non-operating unrealized foreign currency gains (after-tax impact of $5.0 million, or $0.69 per share).
Revenue for the third quarter of 2014 was $898.9 million, up 5% from $856.1 million in the third quarter of 2013. The Company reported operating income of $81.3 million in the third quarter of 2014, compared to $78.9 million in the third quarter of 2013. Revenues increased at the television broadcasting division and in other businesses, declined at the cable division and were flat at the education division. Operating results were up in the third quarter of 2014 due to improvements at the television broadcasting and cable divisions, offset by declines at the education division and in other businesses.
For the first nine months of 2014, the Company reported income from continuing operations attributable to common shares of $588.6 million ($85.24 per share), compared to $121.9 million ($16.41 per share) for the first nine months of 2013. Net income attributable to common shares was $958.6 million ($138.79 per share) for the first nine months of 2014, compared to $79.5 million ($10.70 per share) for the same period of 2013. Net income includes $369.9 million ($53.55 per share) in income and $42.3 million ($5.71 per share) in losses from discontinued operations for the first nine months of 2014 and 2013, respectively. (Refer to “Discontinued Operations” discussion below.)

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The results for the first nine months of 2014 and 2013 were affected by a number of significant items as described in the following paragraphs. Excluding these items, income from continuing operations attributable to common shares was $153.6 million ($22.26 per share) for the first nine months of 2014, compared to $141.0 million ($19.04 per share) for the first nine months of 2013. (Refer to the Non-GAAP Financial Information schedule at the end of this release for additional details.) The per share impact of these items for the first nine months of 2014 is different than the per share impact of these items for the distinct quarterly periods of 2014, as a result of the timing of the Berkshire exchange transaction.
Items included in the Company’s income from continuing operations for the first nine months of 2014:

•
$28.6 million in early retirement program expense and related charges, restructuring charges and software asset write-offs at the education division and the corporate office (after-tax impact of $18.3 million, or $2.65 per share);

•	$90.9 million gain from the Classified Ventures’ sale of apartments.com (after-tax impact of $58.2 million, or $8.43 per share);

•	$266.7 million gain from the Berkshire exchange transaction (after-tax impact of $266.7 million, or $38.61 per share);

•	$127.7 million gain on the sale of the corporate headquarters building (after-tax impact of $81.8 million, or $11.85 per share);

•	$75.2 million gain from the sale of wireless licenses at the Cable division (after-tax impact of $48.2 million, or $6.98 per share); and

•	$2.6 million in non-operating unrealized foreign currency losses (after-tax impact of $1.7 million, or $0.24 per share).
Items included in the Company’s income from continuing operations for the first nine months of 2013:

•	$18.2 million in restructuring charges at the education division (after-tax impact of $13.2 million, or $1.80 per share); and

•	$9.4 million in non-operating unrealized foreign currency losses (after-tax impact of $6.0 million, or $0.83 per share).
Revenue for the first nine months of 2014 was $2,609.8 million, up 3% from $2,540.7 million in the first nine months of 2013. Revenues increased at the television broadcasting division and in other businesses, while revenues were down slightly at the cable division and were flat at the education division. The Company reported operating income of $261.7 million for the first nine months of 2014, compared to $221.7 million for the first nine months of 2013. Operating results improved at the television broadcasting and cable divisions, offset by a decline at the education division and in other businesses.
On June 30, 2014, the Company and Berkshire Hathaway Inc. completed a transaction in which Berkshire acquired a wholly-owned subsidiary of the Company that included, among other things, WPLG, a Miami-based television station, 2,107 Class A Berkshire shares and 1,278 Class B Berkshire shares owned by Graham Holdings and $327.7 million in cash, in exchange for 1,620,190 shares of Graham Holdings Class B common stock owned by Berkshire Hathaway (Berkshire exchange transaction). As a result, income from continuing operations for the first nine months of 2014 includes a $266.7 million gain from the exchange of the Berkshire Hathaway shares, and income from discontinued operations for the first nine months of 2014 includes a $375.0 million gain from the WPLG exchange.
Division Results
Education
Education division revenue totaled $543.9 million for the third quarter of 2014, compared with revenue of $543.6 million for the third quarter of 2013. Kaplan reported third quarter 2014 operating income of $12.6 million, compared to $17.5 million in the third quarter of 2013. Restructuring costs totaled $3.3 million and $4.0 million for the third quarter of 2014 and 2013, respectively.
For the first nine months of 2014, education division revenue totaled $1,609.0 million, compared with revenue of $1,613.1 million for the same period of 2013. Kaplan reported operating income of $32.1 million for the first nine months of 2014, compared to $36.6 million for the first nine months of 2013. Restructuring costs and software asset write-offs totaled $13.8 million and $18.2 million for the first nine months of 2014 and 2013, respectively.

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In the third quarter of 2014, Kaplan completed the sale of three of its schools in China that were previously included as part of Kaplan International. An additional school in China is expected to be sold by Kaplan in the fourth quarter of 2014. Kaplan's operating results exclude these schools, which have been reclassified to discontinued operations for all periods presented.
A summary of Kaplan’s operating results for the third quarter and first nine months of 2014 compared to 2013 is as follows:

	Three Months Ended			Nine Months Ended
	September 30			September 30
(in thousands)	2014	2013	% Change	2014	2013	% Change
Revenue
Higher education	$249,882	$266,061	(6)	$755,597	$811,013	(7)
Test preparation	85,108	77,431	10	234,010	232,064	1
Kaplan international	207,615	198,452	5	615,507	564,705	9
Kaplan corporate and other	1,492	2,223	(33)	4,891	6,496	(25)
Intersegment elimination	(179)	(568)	—	(969)	(1,162)	—
	$543,918	$543,599	0	$1,609,036	$1,613,116	0
Operating Income (Loss)
Higher education	$5,391	$14,719	(63)	$39,487	$42,354	(7)
Test preparation	6,980	3,820	83	(3,552)	7,306	—
Kaplan international	13,853	12,124	14	40,609	23,701	71
Kaplan corporate and other	(11,724)	(11,393)	(3)	(38,959)	(31,075)	(25)
Amortization of intangible assets	(1,927)	(1,918)	—	(5,649)	(6,081)	7
Intersegment elimination	(22)	156	—	114	381	—
	$12,551	$17,508	(28)	$32,050	$36,586	(12)
Kaplan Higher Education (KHE) includes Kaplan’s domestic postsecondary education businesses, made up of fixed-facility colleges and online postsecondary and career programs. KHE also includes the domestic professional training and other continuing education businesses.
In 2012, KHE began implementing plans to close or merge 13 ground campuses, consolidate other facilities and reduce its workforce. The last two of these campus closures were completed in the second quarter of 2014. In April 2014, KHE announced plans to close two additional ground campuses, and in July 2014, KHE announced plans to close another three campuses; KHE will teach out the current students and the campus closures will be completed by the end of 2015. In July 2014, KHE also announced plans to further reduce its workforce.
In connection with these and other plans, KHE incurred $2.0 million and $4.5 million in restructuring costs for the third quarter and first nine months of 2014, respectively, and $2.5 million and $14.1 million in restructuring costs in the third quarter and first nine months of 2013, respectively. For the third quarter of 2014, these costs included severance ($1.0 million), accelerated depreciation ($0.9 million) and other items ($0.1 million). For the first nine months of 2014, these costs included severance ($3.0 million), accelerated depreciation ($1.2 million), lease obligation losses ($0.1 million) and other items ($0.2 million). For the third quarter of 2013, these costs included accelerated depreciation ($0.8 million), severance ($1.6 million) and lease obligation losses ($0.1 million). For the first nine months of 2013, these costs included accelerated depreciation ($5.8 million), severance ($3.0 million), lease obligation losses ($4.4 million) and other items ($0.9 million).
In the third quarter and first nine months of 2014, KHE revenue declined 6% and 7%, respectively, due largely to declines in average enrollments at Kaplan University and KHE campuses that reflect weaker market demand over the past year, lower average tuition and the impact of closed campuses. The weaker market demand was most pronounced at KHE's ground campuses in non-degree vocational programs. KHE operating income declined in the third quarter and first nine months of 2014 due largely to revenue declines. Expense reductions associated with lower enrollments and recent restructuring efforts were partially offset by increased marketing spending at Kaplan University.
New student enrollments at KHE declined 11% in the third quarter of 2014 due to lower demand across KHE and the impact of closed campuses. New student enrollments decreased 1% for the first nine months of 2014 due to declines at KHE campuses.

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Total students at September 30, 2014, were down 5% compared to September 30, 2013, and increased 1% compared to June 30, 2014. Excluding campuses closed or planned for closure, total students at September 30, 2014, were down 3% compared to September 30, 2013 but up 3% compared to June 30, 2014. A summary of student enrollments is as follows:

				Excluding Campuses Closing
	As of			As of
	September 30,	June 30,	September 30,	September 30,	June 30,	September 30,
	2014	2014	2013	2014	2014	2013
Kaplan University	46,342	44,515	46,340	46,342	44,515	46,340
Other Campuses	15,570	16,508	18,818	15,139	15,221	17,036
	61,912	61,023	65,158	61,481	59,736	63,376

Kaplan University and Other Campuses enrollments at September 30, 2014 and 2013, by degree and certificate programs, are as follows:

	As of September 30
	2014	2013
Certificate	20.9%	21.3%
Associate’s	28.8%	30.8%
Bachelor’s	33.4%	32.6%
Master’s	16.9%	15.3%
	100.0%	100.0%

Kaplan Test Preparation (KTP) includes Kaplan’s standardized test preparation programs. KTP revenue increased 10% and 1% for the third quarter and first nine months of 2014, respectively. Excluding revenues from acquired businesses, KTP revenue increased 6% in the third quarter of 2014 and declined 1% for the first nine months of 2014. Enrollment increased 5% and 3% for the third quarter and first nine months of 2014, respectively, due to growth in health and bar review programs, offset by declines in graduate and pre-college programs. KTP recorded a $7.7 million software asset write-off in the second quarter of 2014, as a decision was made to consolidate certain learning management systems. KTP operating results increased in the third quarter of 2014 due to revenue growth, but declined in the first nine months of 2014 due to the software asset write-off and an increase in program length for MCAT courses that extends revenue recognition periods.
Kaplan International includes English-language programs, and postsecondary education and professional training businesses largely outside the United States. Kaplan International revenue increased 5% and 9% in the third quarter and first nine months of 2014, respectively, due to enrollment growth in the pathways programs, English-language and Singapore higher education programs. Kaplan International operating income improved in the third quarter and first nine months of 2014 due primarily to improved results from operations in Australia and Singapore. In the third quarter and first nine months of 2013, restructuring costs in Australia totaled $1.5 million and $4.1 million, respectively, largely made up of severance costs.
Kaplan corporate represents unallocated expenses of Kaplan, Inc.’s corporate office, other minor businesses and certain shared activities. Corporate expense increased in the first nine months of 2014 due to higher compensation expense and costs associated with new business development activities.
Kaplan continues to evaluate its cost structure and is pursuing additional cost savings opportunities, including eliminating excess office capacity and possible additional school closings. This will likely result in additional restructuring plans and related costs in 2014 and 2015.
Cable
Cable division revenue declined 3% in the third quarter of 2014 to $195.7 million, from $202.4 million for the third quarter of 2013, due to 3% fewer customers and 7% fewer Primary Service Units (PSUs). For the first nine months of 2014, revenue of $600.4 million was down 1% from $607.1 million in the prior year. Operating expenses in the third quarter declined 4%, from $162.7 million to $155.6 million, due to fewer customers and significantly reduced programming costs. Operating expenses declined 3% in the first nine months of 2014 to $472.4 million. Cable division operating income grew 1% in the third quarter of 2014 to $40.1 million, from $39.7 million in the third quarter of 2013; for the first nine months of 2014, operating income increased 6% to $128.0 million, from $121.0 million in the first nine months of 2013.
The cable division continues its focus on higher margin businesses, namely high-speed data and business sales. High-speed data revenue increased 5% in the third quarter of 2014 on a 4% customer gain and business sales increased 19% on a 17% increase in commercial high-speed data customers. Overall, business sales comprised 9.4% of total revenue for the first nine months of 2014, compared with 7.8% of total revenue for the first nine

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months of 2013. Due to rapidly rising programming costs and shrinking margins, video sales now have less value and emphasis (subscribers down 15% over the third quarter of last year) and programming costs have been reduced significantly. Effective April 1, 2014, the cable division elected not to renew its contract for 15 Viacom networks for a six-year term.
The cable division also continues its focus on higher lifetime value customers who are less attracted by discounting, require less support and churn less. As a result, operating income margins have increased to 20.5% in the third quarter from 19.6% last year.
A summary of PSUs and total customers is as follows:

	As of September 30
	2014	2013
Video	476,233	561,119
High-speed data	486,142	469,296
Telephony	164,917	182,643
Total Primary Service Units (PSUs)	1,127,292	1,213,058
Total Customers	694,236	712,424
In July 2014, the cable division sold wireless spectrum licenses for $99 million; a pre-tax gain of $75.2 million was reported in the third quarter of 2014 in connection with these sales. The licenses had been purchased in the 2006 AWS Auction.
Television Broadcasting
Revenue at the television broadcasting division increased 19% to $87.4 million in the third quarter of 2014, from $73.5 million in the same period of 2013; operating income for the third quarter of 2014 was up 37% to $45.0 million, from $32.8 million in the same period of 2013. The increase in revenue and operating income is due to a $9.5 million increase in political advertising revenue and $4.7 million in increased retransmission revenues.
For the first nine months of 2014, revenue increased 17% to $261.4 million, from $222.6 million in the same period of 2013; operating income for the first nine months of 2014 increased 32% to $133.5 million, from $101.2 million in the same period of 2013. The increase in revenue and operating income is due to a $16.4 million increase in political advertising revenue, $9.5 million in incremental winter Olympics-related advertising revenue at the Company’s NBC affiliates and $14.0 million in increased retransmission revenues.
As a result of the Berkshire exchange transaction discussed above, the television broadcasting operating results exclude WPLG, the Company’s Miami-based television station, which has been reclassified to discontinued operations for all periods presented.
Other Businesses
Other businesses includes the operating results of The Slate Group and Foreign Policy Group, which publish online and print magazines and websites; SocialCode, a marketing solutions provider helping companies with marketing on social-media platforms; Celtic Healthcare, a provider of home health and hospice services; Forney, a global supplier of products and systems that control and monitor combustion processes in electric utility and industrial applications, acquired by the Company in August 2013; and Trove, a digital innovation team that builds products and technologies in the news space.
In April 2014, Celtic Healthcare acquired the assets of VNA-TIP Healthcare of Bridgeton, MO. This acquisition has expanded Celtic's home health and hospice service areas from Pennsylvania and Maryland to the Missouri and Illinois regions. The operating results of VNA-TIP are included in Other Businesses from the date of acquisition in the second quarter of 2014.
On May 30, 2014, the Company acquired Joyce/Dayton Corp., a Dayton, OH-based manufacturer of screw jacks and other linear motion systems. The operating results of Joyce/Dayton are included in Other Businesses from the date of acquisition in the second quarter of 2014.
On July 3, 2014, the Company acquired a majority interest in Residential Healthcare Group, Inc. (Residential), the parent company of Residential Home Health and Residential Hospice, leading providers of skilled home health care and hospice services in Michigan and Illinois. The operating results of Residential are included in Other Businesses from the date of acquisition in the third quarter of 2014.
The increase in revenues for the third quarter and first nine months of 2014 is primarily due to newly acquired businesses in 2014 and 2013. The operating results for the third quarter and first nine months of 2014 were adversely impacted by increased long-term compensation expense at SocialCode.

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Corporate Office
Corporate office includes the expenses of the Company’s corporate office, the pension credit for the Company’s traditional defined benefit plan and certain continuing obligations related to prior business dispositions. In the first quarter of 2014, the corporate office implemented a Separation Incentive Program that resulted in early retirement program expense of $4.5 million, which is being funded from the assets of the Company’s pension plan. In the third quarter of 2014, the acceptance period for the Voluntary Retirement Incentive Program (VRIP) ended. As a result, the Company recorded $10.3 million in early retirement program expense and other related charges in the third quarter of 2014, a portion of which will be funded from the assets of the Company's pension plan. Excluding early retirement program expense, the total pension credit for the Company’s traditional defined benefit plan was $68.0 million and $28.4 million in the first nine months of 2014 and 2013, respectively.
Excluding the pension credit, early retirement program expense and other related charges, corporate office expenses increased in the first nine months of 2014 due primarily to higher compensation costs, expenses related to certain acquisitions and the Berkshire exchange transaction, and incremental costs associated with the corporate office headquarters move to Arlington, Virginia.
Equity in Earnings (Losses) of Affiliates
At September 30, 2014, the Company held a 16.5% interest in Classified Ventures, LLC (CV) and interests in several other affiliates. On October 1, 2014, the Company and the remaining partners in CV completed the sale of their entire stakes in CV. Total proceeds to the Company, net of transaction costs, were $408.5 million, of which $16.5 million will be held in escrow until October 1, 2015. The Company estimates a pre-tax gain of $393 million in connection with the sale that will be recorded in the fourth quarter of 2014.
The Company’s equity in earnings of affiliates, net, was $4.6 million for the third quarter of 2014, compared to $5.9 million for the third quarter of 2013. For the first nine months of 2014, the Company’s equity in earnings of affiliates, net, totaled $100.2 million, compared to $13.2 million for the same period of 2013.
The 2014 results include a pre-tax gain of $90.9 million from Classified Ventures’ sale of apartments.com in the second quarter of 2014.
Other Non-Operating Income (Expense)
The Company recorded total other non-operating income, net, of $64.5 million for the third quarter of 2014, compared to income of $8.1 million for the third quarter of 2013. The third quarter 2014 non-operating income, net, included a pre-tax gain of $75.2 million in connection with the Cable division's sale of wireless licenses. Third quarter 2014 non-operating income, net, also included $10.6 million in unrealized foreign currency losses and other items. The third quarter 2013 non-operating expense, net, included $7.9 million in unrealized foreign currency gains and other items.
The Company recorded non-operating income, net, of $465.9 million for the first nine months of 2014, compared to other non-operating expense, net, of $8.8 million for the same period of the prior year. The 2014 amounts included the pre-tax gain of $266.7 million in connection with the Company's exchange of Berkshire shares, a pre-tax gain of $127.7 million on the sale of the headquarters building, $75.2 million on the sale of wireless licenses and $2.6 million in unrealized foreign currency losses and other items. The 2013 non-operating income, net, included $9.4 million in unrealized foreign currency losses and other items.
Net Interest Expense
The Company incurred net interest expense of $8.8 million and $24.9 million for the third quarter and first nine months of 2014, respectively, compared to $8.6 million and $25.6 million for the same periods of 2013. At September 30, 2014, the Company had $448.8 million in borrowings outstanding at an average interest rate of 7.0%.
Provision for Income Taxes
The effective tax rate for income from continuing operations for the first nine months of 2014 was 26.7%, compared to 38.6% for the first nine months of 2013. The lower effective tax rate in 2014 largely relates to the Berkshire exchange transaction. The pre-tax gain of $266.7 million related to the disposition of the Berkshire shares was not subject to income tax as the exchange transaction qualifies as a tax-free distribution.
Discontinued Operations
On June 30, 2014, the Company and Berkshire Hathaway Inc. completed the Berkshire exchange transaction discussed above. A gain of $375.0 million was recorded in discontinued operations in connection with the disposition of WPLG, a Miami-based television station. This gain is not subject to income tax. Also as a result of the

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exchange transaction, income from continuing operations excludes WPLG, which has been reclassified to discontinued operations, net of tax, for all periods presented.
In the third quarter of 2014, Kaplan completed the sale of three of its schools in China that were previously included as part of Kaplan International. An additional school in China is expected to be sold by Kaplan in the fourth quarter of 2014. Income from continuing operations excludes these schools, which have been reclassified to discontinued operations, net of tax, for all periods presented.
Earnings (Loss) Per Share
The calculation of diluted earnings per share for the third quarter and first nine months of 2014 was based on 5,756,682 and 6,823,248 weighted average shares outstanding, respectively, compared to 7,336,752 and 7,315,971 for the third quarter and first nine months of 2013. At September 30, 2014, there were 5,793,160 shares outstanding and the Company had remaining authorization from the Board of Directors to purchase up to 159,219 shares of Class B common stock. The earnings per share computations for the third quarter and first nine months of 2014 were favorably impacted by the 1,620,190 common shares repurchased as part of the Berkshire exchange transaction.
Forward-Looking Statements
This report contains certain forward-looking statements that are based largely on the Company’s current expectations. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results and achievements to differ materially from those expressed in the forward-looking statements. For more information about these forward-looking statements and related risks, please refer to the section titled “Forward-Looking Statements” in Part I of the Company’s Annual Report on Form 10-K.

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GRAHAM HOLDINGS COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	September 30%
(in thousands, except per share amounts)	2014	2013	Change
Operating revenues	$898,871	$856,101	5
Operating expenses	757,111	720,072	5
Depreciation of property, plant and equipment	53,074	54,672	(3)
Amortization of intangible assets	7,405	2,468	—
Operating income	81,281	78,889	3
Equity in earnings of affiliates, net	4,613	5,892	(22)
Interest income	529	642	(18)
Interest expense	(9,330)	(9,221)	1
Other income, net	64,526	8,110	—
Income from continuing operations before income taxes	141,619	84,312	68
Provision for income taxes	58,200	29,900	95
Income from continuing operations	83,419	54,412	53
Loss from discontinued operations, net of tax	(6,980)	(23,988)	(71)
Net income	76,439	30,424	—
Net loss (income) attributable to noncontrolling interests	121	(75)	—
Net income attributable to Graham Holdings Company	76,560	30,349	—
Redeemable preferred stock dividends	(209)	(205)	2
Net Income Attributable to Graham Holdings Company Common Stockholders	$76,351	$30,144	—
Amounts Attributable to Graham Holdings Company Common Stockholders
Income from continuing operations	$83,331	$54,132	54
Loss from discontinued operations, net of tax	(6,980)	(23,988)	(71)
Net income	$76,351	$30,144	—
Per Share Information Attributable to Graham Holdings Company Common Stockholders
Basic income per common share from continuing operations	$14.38	$7.29	97
Basic loss per common share from discontinued operations	(1.20)	(3.22)	(63)
Basic net income per common share	$13.18	$4.07	—
Basic average number of common shares outstanding	5,671	7,231
Diluted income per common share from continuing operations	$14.32	$7.28	97
Diluted loss per common share from discontinued operations	(1.20)	(3.23)	(63)
Diluted net income per common share	$13.12	$4.05	—
Diluted average number of common shares outstanding	5,757	7,337

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GRAHAM HOLDINGS COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Nine Months Ended
	September 30%
(in thousands, except per share amounts)	2014	2013	Change
Operating revenues	$2,609,823	$2,540,669	3
Operating expenses	2,176,716	2,139,713	2
Depreciation of property, plant and equipment	158,280	170,431	(7)
Amortization of intangible assets	13,117	8,780	49
Operating income	261,710	221,745	18
Equity in earnings of affiliates, net	100,168	13,178	—
Interest income	1,769	1,674	6
Interest expense	(26,707)	(27,229)	(2)
Other income (expense), net	465,913	(8,831)	—
Income from continuing operations before income taxes	802,853	200,537	—
Provision for income taxes	214,200	77,400	—
Income from continuing operations	588,653	123,137	—
Income (loss) from discontinued operations, net of tax	369,941	(42,320)	—
Net income	958,594	80,817	—
Net loss (income) attributable to noncontrolling interests	839	(425)	—
Net income attributable to Graham Holdings Company	959,433	80,392	—
Redeemable preferred stock dividends	(847)	(855)	(1)
Net Income Attributable to Graham Holdings Company Common Stockholders	$958,586	$79,537	—
Amounts Attributable to Graham Holdings Company Common Stockholders
Income from continuing operations	$588,645	$121,857	—
Income (loss) from discontinued operations, net of tax	369,941	(42,320)	—
Net income	$958,586	$79,537	—
Per Share Information Attributable to Graham Holdings Company Common Stockholders
Basic income per common share from continuing operations	$85.55	$16.42	—
Basic income (loss) per common share from discontinued operations	53.75	(5.70)	—
Basic net income per common share	$139.30	$10.72	—
Basic average number of common shares outstanding	6,737	7,229
Diluted income per common share from continuing operations	$85.24	$16.41	—
Diluted income (loss) per common share from discontinued operations	53.55	(5.71)	—
Diluted net income per common share	$138.79	$10.70	—
Diluted average number of common shares outstanding	6,823	7,316

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GRAHAM HOLDINGS COMPANY
BUSINESS SEGMENT INFORMATION
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30%			September 30%
(in thousands)	2014	2013	Change	2014	2013	Change
Operating Revenues
Education	$543,918	$543,599	0	$1,609,036	$1,613,116	0
Cable	195,666	202,381	(3)	600,416	607,069	(1)
Television broadcasting	87,442	73,488	19	261,390	222,618	17
Other businesses	71,845	36,682	96	139,109	98,068	42
Corporate office	—	—	—	—	—	—
Intersegment elimination	—	(49)	—	(128)	(202)	—
	$898,871	$856,101	5	$2,609,823	$2,540,669	3
Operating Expenses
Education	$531,367	$526,091	1	$1,576,986	$1,576,530	0
Cable	155,594	162,666	(4)	472,401	486,031	(3)
Television broadcasting	42,463	40,641	4	127,938	121,425	5
Other businesses	81,137	41,728	94	166,143	117,624	41
Corporate office	7,029	6,135	15	4,773	17,516	(73)
Intersegment elimination	—	(49)	—	(128)	(202)	—
	$817,590	$777,212	5	$2,348,113	$2,318,924	1
Operating Income (Loss)
Education	$12,551	$17,508	(28)	$32,050	$36,586	(12)
Cable	40,072	39,715	1	128,015	121,038	6
Television broadcasting	44,979	32,847	37	133,452	101,193	32
Other businesses	(9,292)	(5,046)	(84)	(27,034)	(19,556)	(38)
Corporate office	(7,029)	(6,135)	(15)	(4,773)	(17,516)	73
	$81,281	$78,889	3	$261,710	$221,745	18
Depreciation
Education	$15,237	$18,945	(20)	$47,024	$61,518	(24)
Cable	34,410	32,946	4	101,985	100,643	1
Television broadcasting	2,148	2,181	(2)	6,181	6,604	(6)
Other businesses	1,201	555	—	2,501	1,561	60
Corporate office	78	45	73	589	105	—
	$53,074	$54,672	(3)	$158,280	$170,431	(7)
Amortization of Intangible Assets
Education	$1,927	$1,918	—	$5,649	$6,081	(7)
Cable	51	61	(16)	145	168	(14)
Television broadcasting	—	—	—	—	—	—
Other businesses	5,427	489	—	7,323	2,531	—
Corporate office	—	—	—	—	—	—
	$7,405	$2,468	—	$13,117	$8,780	49
Pension Expense (Credit)
Education	$3,854	$4,169	(8)	$11,563	$12,506	(8)
Cable	917	973	(6)	2,669	2,768	(4)
Television broadcasting	338	1,297	(74)	1,016	3,891	(74)
Other businesses	191	173	10	557	423	32
Corporate office	(18,620)	(9,299)	—	(59,231)	(27,549)	—
	$(13,320)	$(2,687)	—	$(43,426)	$(7,961)	—

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GRAHAM HOLDINGS COMPANY
EDUCATION DIVISION INFORMATION
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30%			September 30%
(in thousands)	2014	2013	Change	2014	2013	Change
Operating Revenues
Higher education	$249,882	$266,061	(6)	$755,597	$811,013	(7)
Test preparation	85,108	77,431	10	234,010	232,064	1
Kaplan international	207,615	198,452	5	615,507	564,705	9
Kaplan corporate and other	1,492	2,223	(33)	4,891	6,496	(25)
Intersegment elimination	(179)	(568)	—	(969)	(1,162)	—
	$543,918	$543,599	0	$1,609,036	$1,613,116	0
Operating Expenses
Higher education	$244,491	$251,342	(3)	$716,110	$768,659	(7)
Test preparation	78,128	73,611	6	237,562	224,758	6
Kaplan international	193,762	186,328	4	574,898	541,004	6
Kaplan corporate and other	13,216	13,616	(3)	43,850	37,571	17
Amortization of intangible assets	1,927	1,918	—	5,649	6,081	(7)
Intersegment elimination	(157)	(724)	—	(1,083)	(1,543)	—
	$531,367	$526,091	1	$1,576,986	$1,576,530	0
Operating Income (Loss)
Higher education	$5,391	$14,719	(63)	$39,487	$42,354	(7)
Test preparation	6,980	3,820	83	(3,552)	7,306	—
Kaplan international	13,853	12,124	14	40,609	23,701	71
Kaplan corporate and other	(11,724)	(11,393)	(3)	(38,959)	(31,075)	(25)
Amortization of intangible assets	(1,927)	(1,918)	—	(5,649)	(6,081)	7
Intersegment elimination	(22)	156	—	114	381	—
	$12,551	$17,508	(28)	$32,050	$36,586	(12)
Depreciation
Higher education	$7,320	$9,739	(25)	$22,140	$33,919	(35)
Test preparation	2,865	5,034	(43)	9,721	14,658	(34)
Kaplan international	4,951	3,870	28	14,546	11,903	22
Kaplan corporate and other	101	302	(67)	617	1,038	(41)
	$15,237	$18,945	(20)	$47,024	$61,518	(24)
Pension Expense
Higher education	$2,628	$3,201	(18)	$7,885	$8,815	(11)
Test preparation	722	731	(1)	2,166	2,012	8
Kaplan international	89	99	(10)	267	273	(2)
Kaplan corporate and other	415	138	—	1,245	1,406	(11)
	$3,854	$4,169	(8)	$11,563	$12,506	(8)

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NON-GAAP FINANCIAL INFORMATION
GRAHAM HOLDINGS COMPANY
(Unaudited)
In addition to the results reported in accordance with accounting principles generally accepted in the United States (GAAP) included in this press release, the Company has provided information regarding income from continuing operations, excluding certain items described below, reconciled to the most directly comparable GAAP measures. Management believes these non-GAAP measures, when read in conjunction with the Company‘s GAAP financials, provide useful information to investors by offering:

▪	the ability to make meaningful period-to-period comparisons of the Company’s ongoing results;

▪	the ability to identify trends in the Company’s underlying business; and

▪	a better understanding of how management plans and measures the Company’s underlying business.
Income from continuing operations, excluding certain items, should not be considered substitutes or alternatives to computations calculated in accordance with and required by GAAP. These non-GAAP financial measures should be read only in conjunction with financial information presented on a GAAP basis.
The per share impact of these items for the first nine months of 2014 is different than the per share impact of these items for the distinct quarterly periods of 2014, as a result of the Berkshire exchange transaction.
The following table reconciles the non-GAAP financial measures to the most directly comparable GAAP measures:

	Three Months Ended		Nine Months Ended
	September 30		September 30
(in thousands, except per share amounts)	2014	2013	2014	2013
Amounts attributable to Graham Holdings Company common stockholders
Income from continuing operations, as reported	$83,331	$54,132	$588,645	$121,857
Adjustments:
Early retirement, restructuring charges and software asset write-offs	8,720	3,064	18,323	13,154
Classified Ventures sale of apartments.com	—	—	(58,242)	—
Gain from exchange of Berkshire shares	—	—	(266,733)	—
Sale of headquarters building	—	—	(81,836)	—
Sale of wireless licenses	(48,235)	—	(48,235)	—
Foreign currency loss (gain)	6,772	(5,047)	1,678	5,984
Income from continuing operations, adjusted (non-GAAP)	$50,588	$52,149	$153,600	$140,995

Per share information attributable to Graham Holdings Company common stockholders
Diluted income per common share from continuing operations, as reported	$14.32	$7.28	$85.24	$16.41
Adjustments:
Early retirement, restructuring charges and software asset write-offs	1.50	0.42	2.65	1.80
Classified Ventures sale of apartments.com	—	—	(8.43)	—
Gain from exchange of Berkshire shares	—	—	(38.61)	—
Sale of headquarters building	—	—	(11.85)	—
Sale of wireless licenses	(8.29)	—	(6.98)	—
Foreign currency loss (gain)	1.16	(0.69)	0.24	0.83
Diluted income per common share from continuing operations, adjusted (non-GAAP)	$8.69	$7.01	$22.26	$19.04

The adjusted diluted per share amounts may not compute due to rounding.

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